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                                                      Pursuant to Rule 424(b)(3)
                                                      File No. 333-32019

                         DLJ COMMERCIAL MORTGAGE CORP.
                 Commercial Mortgage Pass-Through Certificates,
                                 Series 1998-CF1

Supplement dated March 2, 1998, to Prospectus Supplement dated February 20, 1998

Notwithstanding the information set forth in the above-referenced Prospectus Supplement (the "Prospectus Supplement") with respect to the ratings assigned to the Class CP and Class S Certificates by Standard & Poor's Rating Services, a Division of the McGraw-Hill Companies, Inc. ("S&P"), the actual rating assigned to each such Class of Certificates by S&P is "AAAr". S&P publications indicate that the "r" subscript denotes that there are noncredit risks associated with the securities and that the securities may experience increased volatility or fluctuations in expected returns. Capitalized terms used but not defined in this Supplement have the respective meanings assigned thereto in the Prospectus Supplement.